Filed pursuant to Rule 433 | Registration Statement Nos. 333-162193 and 333-162193-01

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RBS US Large Cap Trendpilot ETN
TRND

Product Detail

The RBS US Large Cap Trendpilot(TM) ETNs are designed for investors who seek exposure to the RBS US Large Cap Trendpilot(TM) Index (USD) (the "Index"). The
Index utilizes a systematic trend-following strategy to provide exposure to either the SandP 500[R] Total Return Index (the "Benchmark Index") or the yield on a hypothetical notional investment in 3-month U.S. Treasury bills (the "Cash
Rate"), depending on the relative performance of the Benchmark Index on a simple historical moving average basis. If the level of the Benchmark Index is at or above its historical 200-Index business day simple moving average for five consecutive Index business days (i.e., a "positive trend" is established), the
Index will track the return on the Benchmark Index, and will have no exposure to the Cash Rate until a negative trend occurs. Conversely, if the level of the
Benchmark Index is below such average for five consecutive Index business days
(i.e., a "negative trend" is established), then the Index will track the Cash
Rate instead of the return on the Benchmark Index and will have no exposure to the Benchmark Index until the next positive trend.

-----------------------------------   -----------------------------------
Product Facts                         Codes
                         Exchange     ISIN                  US78009L3087
Product type           Traded Note    CUSIP                    78009L308
                            (ETN)     Ticker                       TRND
Current RBS Trendpilot  Cash Rate     Underlying        RBS US Large Cap
Indicator                                               Trendpilot Index
Exchange name           NYSE Arca     Intraday
Daily Redemption         $ 24.0952    Indicative Value           TRND.IV
Value                                 Ticker
Shares Outstanding       1,929,000    -----------------------------------
Issue Size (USD 000's)    $ 46,480
Annual Investor Fee
when Tracking Cash         0.50%
Rate
Annual Investor Fee
when Tracking              1.00%
Benchmark Index
Inception Date            12/06/10
Maturity                  12/07/40
                         9/13/2011
Last Update             2:00:00 AM
-----------------------------------

Download Prospectus (699 KB)

Download Factsheet (165 KB)

"The Annual Investor Fee" accrues on a daily basis.
"Daily  Redemption Value" refers to the price per ETN at which The Royal Bank of
Scotland N.V.  shall  repurchase  any ETNs offered by investors  for  repurchase
(provided that at least 20,000 ETNs are offered for  repurchase) or shall redeem any ETNs called by it for redemption at its option, in each case, subject to the terms and conditions  described in the pricing  supplement and  prospectus.  The amount  reflects  the Daily  Redemption  Value at the close of the market on the prior trading day in the United States.
"Shares  Outstanding"  means to the number of ETN units outstanding at the close of  market on the prior  trading  day in the  United  States.  "Issue  Size (USD
000's)" means an amount equal to the Daily Redemption Value multiplied by Shares
Outstanding.
"Current RBS Trendpilot  Indicator"  refers to the trend of the Index. The Index will track the Benchmark  Index when it is in a positive  trend,  and will track the Cash Rate when it is in a negative trend.

Returns (as of market close 8/31/2011).

The returns  indicated  below reflects the percentage  change through the end of the  previous  calendar  month in the  closing  level of the  index,  the  daily redemption  value or the ETN market price, as applicable,  from the beginning of the relevant period (e.g., 1 mo., 3 mos., 6 mos. prior, as the case may be). The
Index performance  information below does not include the annual investor fee or any transaction costs or expenses. None of the information below should be taken as any indication of the future performance of the Index or the ETNs.

------------------------------------------------------------------------------------------
                  1 mo.  3 mo.   6 mo.   YTD    1 Yr.     3 Yr.       5 Yr.      10 Yr.
                                                       annualized  annualized  annualized
----------------- ------ ------- ------- ------ ----- ------------ ----------- -----------
Index             -9.21% -12.54% -10.93% -5.70% N/A      N/A           N/A        N/A
Redemption Value  -9.27% -12.73% -11.35% -6.30% N/A      N/A           N/A        N/A
ETN Market Return -9.33% -13.00% -11.40% -6.66% N/A      N/A           N/A        N/A
------------------------------------------------------------------------------------------

Source: Bloomberg

All Return information presented above is updated once a month and is presented as of the end of previous calendar month.

"Index" refers to the percentage change in the closing level of the Index from the month end of the relevant period (e.g., closing level of the Index from month-end, 1 mo., 3 mos., 6 mos. prior, as the case may be) through the market close at the end of the previous calendar month.

"Redemption Value" refers to the percentage change in the Daily Redemption Value of the RBS ETN from the month end of the relevant period (e.g., the Daily Redemption Value at month-end, 1 mo., 3 mos., 6 mos. prior, as the case may be) through the market close at the end of the previous calendar month.

"ETN Market Return" refers to the percentage change in the closing price of the RBS ETNs as reported on NYSE Arca from the month end of the relevant period (e.g., 1 mo., 3 mos., 6 mos. prior, as the case may be) through the market close at the end of the previous calendar month.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Index may underperform the Benchmark Index, and is expected to perform poorly in volatile markets. Liquidity of the market for RBS ETNs may vary over time. The RBS ETNs do not pay interest. Any payment on the RBS ETNs is subject to ability of The Royal Bank of Scotland N.V. (RBS NV), as the issuer, and RBS Holdings N.V., as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland N.V. (RBS NV) and RBS Holdings N.V. (RBS Holdings) have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS NV and RBS Holdings, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS NV, RBS Holdings, RBS Securities Inc. (RBSSI) or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS (toll-free).

RBS US Large Cap Trendpilot™ Index (USD) (Index) is the property of The Royal Bank of Scotland plc, which has contracted with Standard & Poor's Financial Services LLC (S&P) to maintain and calculate the Index. The S&P 500® Index is the exclusive property of S&P and has been licensed for use by RBSSI and its affiliates in connection with the Index. S&P shall have no liability for any errors or omissions in calculating the Index. "Standard & Poor's®," "S&P®" and "S&P 500®" are registered trademarks of S&P. "Calculated by S&P Custom Indices" and its related stylized mark are service marks of S&P and have been licensed for use by RBSSI and its affiliates. The RBS ETNs are not sponsored, endorsed, sold or promoted by S&P or its affiliates, and neither S&P nor its affiliates make any representation regarding the advisability of investing in the RBS ETNs.

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RBS Gold Trendpilot ETN
TBAR

Product Detail

The RBS Gold Trendpilot(TM) ETNs are designed for investors who seek exposure to the RBS Gold  Trendpilot(TM)  Index (USD) (the  "Index").  The Index  utilizes a systematic  trend-following  strategy to provide exposure to either the Price of
Gold  Bullion  (as  defined  below)  or the  yield  on a  hypothetical  notional investment in 3-month U.S.  Treasury  bills (the "Cash Rate"),  depending on the relative  performance of the Price of Gold Bullion on a simple historical moving average  basis.  If the  Price of Gold  Bullion  is at or above  its  historical
200-Index business day simple moving average for five consecutive Index business days (i.e., a "positive trend" is established),  the Index will track the return on the Price of Gold Bullion, and will have no exposure to the Cash Rate until a negative  trend occurs.  Conversely,  if the Price of Gold Bullion is below such average for five  consecutive  index business days (i.e., a "negative  trend" is established),  then the Index will track the Cash Rate  instead of the return on the Price of Gold Bullion and will have no exposure to the Price of Gold Bullion until the next positive trend.

The "Price of Gold  Bullion"  on any given day means the spot price of  physical gold, as measured by the  afternoon  gold fixing price (also known as the London
Gold P.M.  Fixing Price) per troy ounce of gold for delivery in London through a member of the London Bullion Market  Association  ("LBMA")  authorized to effect such delivery,  stated in U.S. dollars,  as calculated by the London Gold Market
Fixing Ltd. and published by the LBMA, on such day. The Price of Gold Bullion is also published on Bloomberg page "GOLDLNPM Index."

For the purposes of the Product  Facts below,  the Price of Gold Bullion is also referred to as the "Benchmark Index".

------------------------------------  ------------------------------------
Product Facts                         Codes
                         Exchange     ISIN                 US78009L4077
Product type           Traded Note    CUSIP                   78009L407
                             (ETN)    Ticker                       TBAR
Current RBS Trendpilot Price of Gold                           RBS Gold
Indicator                   Bullion   Underlying          Trendpilot Index
Exchange name           NYSE Arca     Intraday Indicative       TBAR.IV
Daily Redemption                      Value Ticker
Value                     $ 32.7795   ------------------------------------
Shares Outstanding         725,000
Issue Size (USD 000's)     $ 23,765
Annual Investor Fee
when Tracking Cash          0.50%
Rate
Annual Investor Fee
when Tracking               1.00%
Benchmark Index
Inception Date             02/17/11
Maturity                   02/15/41
Last Update               9/14/2011
                        2:00:00 AM
------------------------------------

Download Prospectus (695 KB)

Download Factsheet (160 KB)

"The Annual Investor Fee" accrues on a daily basis.
"Daily  Redemption Value" refers to the price per ETN at which The Royal Bank of
Scotland N.V.  shall  repurchase  any ETNs offered by investors  for  repurchase
(provided that at least 20,000 ETNs are offered for  repurchase) or shall redeem any ETNs called by it for redemption at its option, in each case, subject to the terms and conditions  described in the pricing  supplement and  prospectus.  The amount  reflects  the Daily  Redemption  Value at the close of the market on the prior trading day in the United States.
"Shares  Outstanding"  means to the number of ETN units outstanding at the close of  market on the prior  trading  day in the  United  States.  "Issue  Size (USD
000's)" means an amount equal to the Daily Redemption Value multiplied by Shares
Outstanding.
"Current RBS Trendpilot  Indicator"  refers to the trend of the Index. The Index will track the Price of Gold  Bullion when it is in a positive  trend,  and will track the Cash Rate when it is in a negative trend.

Returns (as of market close 8/31/2011)

The returns  indicated  below reflects the percentage  change through the end of the  previous  calendar  month in the  closing  level of the  index,  the  daily redemption  value or the ETN market price, as applicable,  from the beginning of the relevant  period (e.g., 1 mo., 3 mos., 6 mos. prior, as the case may be).The
Index performance  information below does not include the annual investor fee or any transaction costs or expenses. None of the information below should be taken as any indication of the future performance of the Index or the ETNs.

                  1 mo.   3 mo.   6 mo.  YTD 1 Yr.   3 Yr.        5 Yr.     10 Yr.
                                                   annualized  annualized annualized
---------------- ------- ------- ------- --- ----- ---------- ----------- ----------
Index            +11.36% +18.03% +28.53% N/A N/A      N/A        N/A          N/A
Redemption Value +11.26% +17.73% +27.88% N/A N/A      N/A        N/A          N/A
---------------- ------- ------- ------- --- ----- ---------- ----------- ----------

	1 mo.	3 mo.	6 mo.	YTD	1 Yr.	3 Yr. annualized	5 Yr. annualized	10 Yr. annualized
ETN Market Return	+12.19%	+15.35%	+28.35%	N/A	N/A	N/A	N/A	N/A

Source: Bloomberg

All Return information presented above is updated once a month and is presented as of the end of previous calendar month.

"Index" refers to the percentage change in the closing level of the Index from the month end of the relevant period (e.g., closing level of the Index from month-end, 1 mo., 3 mos., 6 mos. prior, as the case may be) through the market close at the end of the previous calendar month.

"Redemption Value" refers to the percentage change in the Daily Redemption Value of the RBS ETN from the month end of the relevant period (e.g., the Daily Redemption Value at month-end, 1 mo., 3 mos., 6 mos. prior, as the case may be) through the market close at the end of the previous calendar month.

"ETN Market Return" refers to the percentage change in the closing price of the RBS ETNs as reported on NYSE Arca from the month end of the relevant period (e.g., 1 mo., 3 mos., 6 mos. prior, as the case may be) through the market close at the end of the previous calendar month.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Index may underperform the Price of Gold Bullion, and is expected to perform poorly in volatile markets. Liquidity of the market for RBS ETNs may vary over time. The RBS ETNs do not pay interest. Any payment on the RBS ETNs is subject to ability of The Royal Bank of Scotland N.V. (RBS NV), as the issuer, and RBS Holdings N.V., as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland N.V. (RBS NV) and RBS Holdings N.V. (RBS Holdings) have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS NV and RBS Holdings, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS NV, RBS Holdings, RBS Securities Inc. (RBSSI) or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS (toll-free).

RBS Gold Trendpilot™ Index (USD) (Index) is the property of The Royal Bank of Scotland plc, which has contracted with Standard & Poor's Financial Services LLC (S&P) to maintain and calculate the Index. S&P shall have no liability for any errors or omissions in calculating the Index. "Standard & Poor's®," "S&P®" are registered trademarks of S&P. "Calculated by S&P Custom Indices" and its related stylized mark are service marks of S&P and have been licensed for use by RBSSI and its affiliates. The RBS ETNs are not sponsored, endorsed, sold or promoted by S&P or its affiliates, and neither S&P nor its affiliates make any representation regarding the advisability of investing in the RBS ETNs.

Privacy Statement Terms & Conditions

Home Product List Learn about RBS ETNs Contact US About Us

RBS US Mid Cap Trendpilot ETN
TRNM

Product Detail

The RBS US Mid Cap Trendpilot(TM)ETNs are designed for investors who seek exposure to the RBS US Mid Cap Trendpilot(TM) Index (USD) (the "Index"). The
Index utilizes a systematic trend-following strategy to provide exposure to either the SandP MidCap 400[R] Total Return Index (the "Benchmark Index") or the
yield on a hypothetical notional investment in 3-month U.S. Treasury bills (the
"Cash Rate"), depending on the relative performance of the Benchmark Index on a simple historical moving average basis. If the level of the Benchmark Index is at or above its historical 200-Index business day simple moving average for five consecutive Index business days (i.e., a "positive trend" is established), the
Index will track the return on the Benchmark Index, and will have no exposure to the Cash Rate until a negative trend occurs. Conversely, if the level of the
Benchmark Index is below such average for five consecutive index business days
(i.e., a "negative trend" is established), then the Index will track the Cash
Rate instead of the return on the Benchmark Index and will have no exposure to the Benchmark Index until the next positive trend.

----------------------------------   ----------------------------------
Product Facts                        Codes
                        Exchange     ISIN              US78009L2097
Product type           Traded Note   CUSIP                 78009L209
                            (ETN)    Ticker                    TRNM
Current RBS Trendpilot  Cash Rate    Underlying       RBS US Mid Cap
Indicator                                             Trendpilot Index
Exchange name           NYSE Arca    Intraday
Daily Redemption         $ 22.3566   Indicative Value       TRNM.IV
Value                                Ticker
Shares Outstanding        910,000    ----------------------------------
Issue Size (USD 000's)    $ 20,344
Annual Investor Fee
when Tracking Cash         0.50%
Rate
Annual Investor Fee
when Tracking              1.00%
Benchmark Index
Inception Date            01/25/11
Maturity                  01/25/41
                         9/13/2011
Last Update            2:00:00 AM
----------------------------------

Download Prospectus (639 KB)

Download Factsheet (178 KB)

"The Annual Investor Fee" accrues on a daily basis.
"Daily  Redemption Value" refers to the price per ETN at which The Royal Bank of
Scotland N.V.  shall  repurchase  any ETNs offered by investors  for  repurchase
(provided that at least 20,000 ETNs are offered for  repurchase) or shall redeem any ETNs called by it for redemption at its option, in each case, subject to the terms and conditions  described in the pricing  supplement and  prospectus.  The amount  reflects  the Daily  Redemption  Value at the close of the market on the prior trading day in the United States.
"Shares  Outstanding"  means to the number of ETN units outstanding at the close of  market on the prior  trading  day in the  United  States.  "Issue  Size (USD
000's)" means an amount equal to the Daily Redemption Value multiplied by Shares
Outstanding.
"Current RBS Trendpilot  Indicator"  refers to the trend of the Index. The Index will track the Benchmark  Index when it is in a positive  trend,  and will track the Cash Rate when it is in a negative trend.

Returns (as of market close 8/31/2011)

The returns  indicated  below reflects the percentage  change through the end of the  previous  calendar  month in the  closing  level of the  index,  the  daily redemption  value or the ETN market price, as applicable,  from the beginning of the relevant period (e.g., 1 mo., 3 mos., 6 mos. prior, as the case may be). The
Index performance  information below does not include the annual investor fee or any transaction costs or expenses. None of the information below should be taken as any indication of the future performance of the Index or the ETNs.

                  1 mo.   3 mo.   6 mo.   YTD 1 Yr.    3 Yr.     5 Yr.      10 Yr.
                                                    annualized annualized annualized
----------------- ------- ------- ------- --- ----- ---------- ---------- ----------
Index             -12.56% -17.37% -14.21% N/A N/A     N/A          N/A         N/A
Redemption Value  -12.61% -17.55% -14.62% N/A N/A     N/A          N/A         N/A
ETN Market Return -13.10% -17.46% -14.49% N/A N/A     N/A          N/A         N/A
----------------- ------- ------- ------- --- ----- ---------- ---------- ----------

Source: Bloomberg

All Return information presented above is updated once a month and is presented as of the end of previous calendar month.

"Index" refers to the percentage change in the closing level of the Index from the month end of the relevant period (e.g., closing level of the Index from month-end, 1 mo., 3 mos., 6 mos. prior, as the case may be) through the market close at the end of the previous calendar month.

"Redemption Value" refers to the percentage change in the Daily Redemption Value of the RBS ETN from the month end of the relevant period (e.g., the Daily Redemption Value at month-end, 1 mo., 3 mos., 6 mos. prior, as the case may be) through the market close at the end of the previous calendar month.

"ETN Market Return" refers to the percentage change in the closing price of the RBS ETNs as reported on NYSE Arca from the month end of the relevant period (e.g., 1 mo., 3 mos., 6 mos. prior, as the case may be) through the market close at the end of the previous calendar month.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The Index may underperform the Benchmark Index, and is expected to perform poorly in volatile markets. Liquidity of the market for RBS ETNs may vary over time. The RBS ETNs do not pay interest. Any payment on the RBS ETNs is subject to ability of The Royal Bank of Scotland N.V. (RBS NV), as the issuer, and RBS Holdings N.V., as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: The Royal Bank of Scotland N.V. (RBS NV) and RBS Holdings N.V. (RBS Holdings) have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS NV and RBS Holdings, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS NV, RBS Holdings, RBS Securities Inc. (RBSSI) or any dealer participating in the relevant offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling 1-855-RBS-ETPS (toll-free).

RBS US Mid Cap Trendpilot™ Index (USD) (Index) is the property of The Royal Bank of Scotland plc, which has contracted with Standard & Poor's Financial Services LLC (S&P) to maintain and calculate the Index. The S&P MidCap 400® Index is the exclusive property of S&P and has been licensed for use by RBSSI and its affiliates in connection with the Index. S&P shall have no liability for any errors or omissions in calculating the Index. "Standard & Poor's®," "S&P®" and "S&P MidCap 400®" are registered trademarks of S&P. "Calculated by S&P Custom Indices" and its related stylized mark are service marks of S&P and have been licensed for use by RBSSI and its affiliates. The RBS ETNs are not sponsored, endorsed, sold or promoted by S&P or its affiliates, and neither S&P nor its affiliates make any representation regarding the advisability of investing in the RBS ETNs.

Privacy Statement Terms & Conditions